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                                                           EXHIBIT 99.4



                              CONSENT OF NOMINEE


     I, Steven J. Guerrettaz, hereby consent to being named as a nominee for director of ATG Inc., a California corporation (the "Company"), in connection with the Company's Registration Statement on Form S-1 (the "Registration Statement") to be filed with the Securities and Exchange Commission (the "Commission"). I understand that the Registration Statement is being filed with the Commission in connection with the initial public offering of the Company's Common Stock.


Dated: February 6, 1998                         /s/ Steven J. Guerrettaz
                                                ---------------------------
                                                Steven J. Guerrettaz